UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2 )

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Eastern Virginia Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

November [21], 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on [Tuesday, December 16, 2008 at 10:00 a.m. at The King William Ruritan Park; 15188 King William Road; King William, VA 23086].

At the Special Meeting, you will be asked to approve an amendment and restatement of our Articles of Incorporation to authorize the issuance of preferred stock. The primary purpose of authorizing preferred stock is to allow us to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions on terms that would provide those institutions with an affordable means of raising capital in the current market environment. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, we must amend our Articles of Incorporation in order to participate in the program. The Treasury has given institutions a very short period of time to obtain the required authorization to issue preferred stock under the Program, therefore we must act now to amend our Articles of Incorporation.

If we do not receive shareholder approval, and therefore cannot amend and restate our Articles of Incorporation to authorize the issuance of preferred stock, we will not be able to participate in the Capital Purchase Program. Our ability to participate in the Program could be advantageous to us by providing access to low-cost capital. For these reasons, whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Enclosed with this letter is a formal notice of the Special Meeting, a Proxy Statement and a form of proxy. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

Sincerely,

Joe A. Shearin
President and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of Shareholders (the “Special Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on [Tuesday, December 16, 2008 at 10:00 a.m. at The King William Ruritan Park; 15188 King William Road; King William, VA 23086], for the following purposes:

1.	To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock;

2.	To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of shares of Common Stock of record at the close of business on November 7, 2008, the record date fixed by our Board of Directors, are entitled to notice of, and to vote at, the Special Meeting.

By Order of the Board of Directors

Patricia Gallagher
Corporate Secretary

November [21], 2008

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Special Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

[December 16], 2008

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eastern Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) to be used at a Special Meeting of Shareholders (the “Special Meeting”) to be held on [Tuesday, December 16, 2008 at 10:00 a.m. at The King William Ruritan Park; 15188 King William Road; King William, VA 23086] and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to our Secretary, by executing a proxy dated as of a later date or by voting in person at the Special Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about November [21], 2008 to all shareholders entitled to vote at the Special Meeting.

Voting Rights of Shareholders

On November 7, 2008, the record date for determining those shareholders entitled to notice of and to vote at the Special Meeting, there were 5,901,883 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Only shareholders of record at the close of business on November 7, 2008 are entitled to notice and to vote at the Special Meeting or any adjournment thereof.

Under certain circumstances, including the matters presented in this Proxy Statement, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote AGAINST Proposal One to amend and restate the Articles of Incorporation to authorize the issuance of preferred stock. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two to adjourn the Special Meeting.

If you hold your shares in a bank or brokerage account, you will receive instructions from your bank or broker that you must follow for your shares to be voted. Please follow those instructions carefully to assure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Solicitation of Proxies

The cost of soliciting proxies for the Special Meeting will be borne by us. We do not intend to solicit proxies otherwise than by use of the mails, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

PROPOSAL ONE

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

TO AUTHORIZE 10,000,000 SHARES OF PREFERRED STOCK

The Proposed Amendment

Our Board of Directors has adopted an amendment and restatement of our Articles of Incorporation to authorize 10,000,000 shares of preferred stock, par value $2.00 per share (the “Preferred Stock”). The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects multiple provisions of the Articles of Incorporation, but each of those changes, which are set forth in Appendix A to this Proxy Statement, is being proposed for the purpose of authorizing the Preferred Stock or deleting an obsolete provision.

Our Articles of Incorporation currently authorize only the issuance of Common Stock. The amendment will vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. Shareholders are being asked to approve the proposed amendment and restatement at the Special Meeting.

Reasons for the Amendment

The Board of Directors is considering participating in the Capital Purchase Program (the “Program”) recently established by the United States Department of Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008. Under the Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions and will receive warrants to purchase common stock of such institutions at current market values. The Program is intended to assist in easing the credit crunch and kick-starting the economy by facilitating capital growth in healthier financial institutions in the United States. Nine of the country’s largest financial institutions have already signaled the importance of the Program to our financial system by swiftly agreeing to collectively sell $125 billion of senior preferred stock to the Treasury. The Treasury will purchase the remaining $125 billion of senior preferred stock from small, medium and large sized banks across the nation. As described in greater detail below, the Program provides us and other participating institutions with a reasonable and affordable option to raise additional core or Tier 1 capital. With warrant coverage of only 15% of the preferred stock investment, the potential dilutive effects of conversion would be modest, and the Treasury would have little ability to interfere in participating institutions’ affairs. In addition, with an initial dividend rate on the senior preferred stock of only 5%, the Board of Directors believes that participating in the Program may provide relatively inexpensive capital that would allow us to continue to explore avenues to enhance shareholder value and facilitate continued growth. If we participate in the Program, we intend to use the proceeds of the issuance of the Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital position of our subsidiary bank.

To participate in the Program, however, we must be authorized to issue the Preferred Stock. If the proposal to amend and restate our Articles of Incorporation to authorize the Preferred Stock is not approved by the shareholders, we will be unable to participate in the Program. In addition, even if we are authorized to issue Preferred Stock and desire to participate in the Program, the Treasury is not obligated to accept our application to participate in the Program. Therefore, any estimate in this Proxy Statement of proceeds from a sale of securities to the Treasury is not guaranteed. We do not expect, however, that there will be any material effects on our liquidity, capital resources or results of operations if we do not participate in the Program.

The Board of Directors also believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue between 8,000 and 24,000 shares of Preferred Stock to the Treasury under the Capital Purchase Program, leaving at least 9,976,000 shares of Preferred Stock authorized for issuance at a later date. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue the Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.

Terms of the Capital Purchase Program

As mentioned above, we are currently evaluating participating in the Program. In the event that we participate, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Program, eligible institutions can generally apply to issue Senior Preferred to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In our case, this would permit us to apply for an investment by the Treasury between approximately $8 million and $24 million. If the shareholders approve the proposal to amend and restate the Articles of Incorporation and we choose and are permitted to participate in the Program, we would issue between 8,000 and 24,000 shares of Senior Preferred to the Treasury, with the terms summarized below. For more information regarding the Program and the terms of the Senior Preferred, please see the Treasury’s website at http://www.treas.gov/initiatives/eesa/.

Ranking. The Senior Preferred would rank senior to Common Stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Dividends. The Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. The Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. The Senior Preferred may not be redeemed prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred. A “Qualified Equity Offering” is the sale for cash, following the date of issuance of the Senior Preferred, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of the Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. The Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors. Our Bylaws currently provide that the Board of Directors shall consist of ten Directors. Thus, if we participate in the Program and do not pay dividends on the Senior Preferred for six dividend periods, we will have to amend our Bylaws to expand our Board of Directors to accommodate the Treasury’s appointments to it. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability. The Senior Preferred would not be subject to any contractual restrictions on transferability, and we would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred to the Treasury. In addition, if requested by the Treasury to do so, we would be required to use reasonable efforts to list the Senior Preferred on a national securities exchange. The Treasury may transfer the Senior Preferred to third parties at any time.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for bank regulatory purposes.

Executive Compensation. In addition, if we participate in the Program, we must adopt the Treasury’s standards for executive compensation for as long as the Treasury holds our securities, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	requiring clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate.

•	not making any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each senior executive.

If we participate in the Program, we will review our compensatory plans and contracts and will modify or amend such plans as necessary to comply with the applicable limits on executive compensation prior to entering into the definitive documentation necessary to consummate the investment.

Warrants. Institutions participating in the Program must also grant stock purchase warrants to the Treasury to purchase a number of shares of Common Stock having a market value equal to 15% of the aggregate amount of the Senior Preferred investment. The initial exercise price for the warrants, and the market price for determining the number of shares of Common Stock subject to the warrants, would be determined by reference to the market price of the Common Stock on the date of investment by the Treasury in the Senior Preferred (calculated on a 20-day trailing average). The exercise price of the warrants and the number of shares of Common Stock issuable upon exercise of the warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of Common Stock or securities convertible to Common Stock. The warrants would have a term of ten years and would be immediately exercisable. The warrants would not be subject to restrictions on transfer; however, the Treasury would only be permitted to exercise or transfer one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. If we received aggregate gross proceeds of at least 100% of the issue price of Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of our Common Stock underlying the warrants would be reduced by 50%. The Treasury would agree not to exercise voting power with respect to any of the shares of Common Stock issued to it upon exercise of the warrants. Persons to whom the Treasury subsequently transferred these shares would not be bound by this voting restriction.

Amendment. On October 31, 2008, the Treasury released a standard form Securities Purchase Agreement for publicly traded financial institutions, which describes the terms of a financial institution’s agreement to issue the Senior Preferred and fulfill other requirements in exchange for the Treasury’s investment under the Program. Section 5.3 of the Securities Purchase Agreement provides that the Treasury “may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the Signing Date in applicable federal statutes.” We cannot predict what amendments, if any, Congress may require us to make to the Securities Purchase Agreement at a future date.

Effects of the Amendment on the Rights of Holders of Common Stock

The Capital Purchase Program

Based on the information available to us at this time, the following are the effects on holders of Common Stock from the issuance of Senior Preferred to the Treasury under the Program:

Restrictions on Dividends. For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on Common Stock, nor may we repurchase or redeem any Common Stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid. In addition, the consent of the Treasury will be required for any increase in the per share dividends on Common Stock until the third anniversary of the date of the Senior Preferred investment unless prior to such third anniversary, the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties.

Repurchases. The Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or Common Stock if prohibited as described under “Restrictions on Dividends” above.

Voting rights. The Senior Preferred shall be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program” above.

Dilution. If we participate in the Program and sell the maximum amount of Senior Preferred authorized under the Program of $24 million, then the total warrants issued would be convertible into approximately 346,154 shares of our Common Stock, based on the average market price of our Common Stock of $10.40 for the 20 trading days prior to November 12, 2008. This amount would represent approximately 5.5% of our issued and outstanding shares of Common Stock, assuming all of the warrants are exercised. The amount of dilution will depend on the actual amount of capital received and on the average price of our common stock for the 20-day period prior to Treasury’s investment. In addition, if the warrants are exercised at any time when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. Based on the tangible book value per share of our Common Stock at September 30, 2008 of $13.54 and an exercise price of $10.40 based on the average market price of our Common Stock for the 20 trading days prior to November 12, 2008, the exercise of these warrants would be dilutive to our tangible book value if the warrants were exercised immediately. The amount of dilution, however, will depend on the number of shares of common stock issued upon the exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares at such time.

Future Issuance of Preferred Stock

We are unable to determine the effects of any other future issuance of a series of preferred stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of our Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of our Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Pro Forma Financial Information

If we participate in the Program, the primary effect of the Treasury’s investment would be to increase our capital. We do not believe, however, that participating in the Program will have a material effect on our financial statements.

If we participate in the Program at minimum level 1% of risk-weighted assets level, we would receive approximately $8 million in additional capital. At the minimum level, our total Tier 1 capital would increase from $85.9 million to $93.9 million and our total capital would increase from $94.4 million to $102.4 million. As of September 30, 2008, our total risk-based capital ratio was 11.63%, our Tier 1 risk-based capital ratio was 10.58% and our Tier 1 leverage ratio was 8.54%. If we had issued the minimum amount of preferred stock to the Treasury as of September 30, 2008, our respective capital ratios on a pro forma basis would have been approximately 12.6%, 11.5% and 9.3%.

If we participate in the Program at the maximum level of 3% of risk-weighted assets level, we would receive approximately $24 million in additional capital. At the maximum level, our total Tier 1 capital would increase from $85.9 million to $109.9 million and our total capital would increase from $94.4 million to $118.4 million. If we had issued the maximum amount of preferred stock to the Treasury as of September 30, 2008, our respective capital ratios on a pro forma basis would have been approximately 14.5%, 13.5% and 10.9%.

In calculating the pro forma capital ratios presented in this section, we have assumed that capital proceeds were invested in federal funds sold at a 20% risk rating.

Potential Anti-Takeover Effects of the Amendment

The amendment and restatement of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors to establish the rights of, and to cause us to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of preferred stock, however, would require approval by the Board of Directors, who are each legally bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. At this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Special Voting Provisions. Our Articles of Incorporation currently provide that an amendment to the Articles of Incorporation shall be approved if: (a) a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and (b) unless such action shall have been approved by at least two-thirds of the directors, holders of more than two-thirds of the issued and outstanding shares of our Common Stock vote in favor of such action.

In addition, the Articles of Incorporation currently provide that any merger or share exchange to which we are party, or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of our property, otherwise than in the usual and regular course of business, shall be approved if: (a) a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and (b) unless such action shall have been approved by at least two-thirds of the directors, at least two-thirds of the issued and outstanding shares of our Common Stock vote in favor of such action.

Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings. Our Bylaws prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at an annual meeting of shareholders, notice of nomination must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the annual meeting of shareholders notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters.

Required Vote

The affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will be considered as votes against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING

General

If at the Special Meeting the number of shares of our Common Stock present or represented and voting in favor of Proposal One is insufficient to approve Proposal One, our management may move to adjourn the Special Meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of the Proposal One. In that event, you will be asked to vote only upon the adjournment proposal and not Proposal One.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If our shareholders approve the adjournment proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use additional time to solicit additional proxies in favor of Proposal One, including the solicitation of proxies from the shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal One have been received, we could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal One.

The Board of Directors believes that if the number of shares of Common Stock present or represented at the Special Meeting and voting in favor of Proposal One is insufficient to approve that proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal One.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned. However, if the Special Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of votes cast at the Special Meeting is required for approval of the proposal to adjourn the Special Meeting. Accordingly, abstentions and broker-non votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE ARTICLES.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth as of October 31, 2008 (unless otherwise noted), certain information with respect to the persons known by us to beneficially own more than five percent of outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount And Nature Of Beneficial Ownership	Percent Of Class (1)
Wellington Management Company, LLP (2)	542,300	9.19%
75 State Street
Boston, Massachusetts 02019

(1) Based on 5,901,883 shares of common stock issued and outstanding on October 31, 2008.

(2)    According to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, Wellington Management Company, LLP reported that it had shared power to vote 420,300 shares and shared power to dispose of 542,300 shares of our common stock

Security Ownership of Management

The following table sets forth, as of October 31, 2008, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the “named executive officers” identified in our proxy statement for the 2008 Annual Meeting of Shareholders and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

The business address for our directors and executive officers is 330 Hospital Road, Tappahannock, Virginia 22560.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%) (2)
W. Rand Cook	7,742		*
F. L. Garrett, III	27,120		*
Ira C. Harris	3,681		*
F. Warren Haynie, Jr	8,529		*
William L. Lewis	23,104		*
Charles R. Revere	7,221		*
Joe A. Shearin	23,685	(3)	*
Howard R. Straughan, Jr.	96,634		1.63%
Leslie E. Taylor	5,029		*
Jay T. Thompson, III	25,330	(4)	*
Ronald L. Blevins	13,345	(5)	*
Joseph H. James, Jr.	8,313	(5)	*
William E. Martin, Jr.	12,962	(6)	*
J. Lloyd Railey	8,805	(7)	*

All present executive officers and directors as a group (16) persons	274,830		4.66%

* Percentage of ownership is less than one percent of the outstanding shares of Common Stock

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.

(2)	Based on 5,901,883 shares of Common Stock issued and outstanding on October 31, 2008.

(3)	Includes options exercisable for 9,160 shares, out-of-the money.

(4)	Includes options exercisable for 500 shares, out-of-the money.

(5)	Includes options exercisable for 4,400 shares, out-of-the money.

(6)	Includes options exercisable for 6,800 shares, out-of-the money.

(7)	Includes options exercisable for 4,300 shares, out-of-the money.

Options, all classified as out-of-the money, were granted at the fair market value of $16.10 per share on April 1, 2002, $28.60 per share on September 15, 2003 and $19.915 per share on July 1, 2004.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2009 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than November 17, 2008, in order for the proposal to be considered for inclusion in the our Proxy Statement for that meeting. We presently anticipate holding the 2009 annual meeting of shareholders on Thursday, April 16, 2009.

Our Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2009 annual meeting of shareholders, notice of nomination must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the 2009 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2009 annual meeting of shareholders notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the 2009 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary. Based upon an anticipated date of April 16, 2009 for the 2009 annual meeting of shareholders, we must receive any notice of nomination or other business no later than February 15, 2009 and no earlier than January 16, 2009.

FORWARD LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Special Meeting. However, if other matters do properly come before the Special Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary, whose address is P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. The Form 10-K, as well as our Quarterly Reports on Form 10-Q for fiscal quarters ended in 2008, are also available on our home page on the Internet at www.evb.org.

APPENDIX A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EASTERN VIRGINIA BANKSHARES, INC.

ARTICLE I

NAME

The name of the corporation is Eastern Virginia Bankshares, Inc.

ARTICLE II

CAPITAL STOCK

Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

Class	Number of Shares	Par Value
Common Stock	50,000,000	$2.00
Preferred Stock	10,000,000	$2.00

Paragraph B. No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

Paragraph C. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. ~~The~~ Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Paragraph D. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

ARTICLE III

INDEMNIFICATION AND LIMITS ON LIABILITY

OF DIRECTORS AND OFFICERS

Paragraph A. The Corporation shall indemnify any Director or Officer made a Party to a Proceeding (including without limitation any Proceeding by or in the right of the Corporation in which the Director or Officer is adjudged liable to the Corporation) because he or she is or was a Director or Officer of the Corporation against any Liability incurred in the Proceeding to the fullest extent permitted by Virginia law, as it may be amended from time to time.

Paragraph B. The Corporation shall not indemnify a Director or Officer under Paragraph A above (unless authorized or ordered by a court) unless in each specific case a determination pursuant to Virginia law, as it may be amended from time to time, has been made that indemnification is permissible under the circumstances. The termination of a Proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the Director or Officer is not entitled to indemnification under this Article III.

Paragraph C. Expenses incurred by a Director or Officer in a Proceeding shall be paid by the Corporation in advance of the final disposition of the Proceeding if:

1.	The Director or Officer furnishes the Corporation a written statement of his good faith belief that he or she is entitled to indemnification pursuant to this Article III.

2.	The Director or Officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification pursuant to this Article III; and

3.	A determination pursuant to Virginia law, as it may be amended from time to time, is made that the facts then known to those making the determination would not preclude indemnification under this Article III.

The undertaking required by subsection 2 of this Paragraph C shall be an unlimited general obligation of the Director or Officer but need not be secured and may be accepted without reference to his or her financial ability to make repayment.

Paragraph D. The indemnification provided by this Article III shall not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

Paragraph E. The Corporation may purchase and maintain at its sole expense insurance, in such amounts and on such terms and conditions as the Board of Directors may deem reasonable, against all liabilities or losses it may sustain in consequence of the indemnification provided for in this Article III.

Paragraph F. The Board of Directors shall have the power but not the obligation, generally and in specific cases, to indemnify employees and agents of the Corporation to the same extent as provided in this Article III with respect to Directors or Officers. The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors to contract in advance to indemnify any Director or Officer. The Board of Directors is further empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to contract in advance to indemnify any person who is not a Director or Officer who was or is a party to any Proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or was serving at the request of the Corporation as Director, Officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, to the same extent as if such person were a Director or Officer.

Paragraph G. To the full extent that Virginia law, as it exists on the date hereof or may hereafter be amended, permits the elimination of the liability of Directors and Officers, a Director or Officer shall not be liable to the Corporation or its shareholders for any monetary damages.

Paragraph H. In this Article III:

“Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes the estate or personal representative of a director.

“Officer” means an individual who is or was an officer of the Corporation or an individual who is or was serving at the Corporation’s written request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An officer is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Officer” includes the estate or personal representative of an officer. Except as set forth above “Officer” does not include officers of corporations controlled by the Corporation.

“Expenses” includes but is not limited to counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including without limitation any excise tax assessed with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a Proceeding.

“Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in any Proceeding.

“Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE IV

DIRECTORS

Paragraph A. The ~~initia~~l directors~~, whose terms shall expire at the first shareholders’ meeting at which directors are elected,~~ shall ~~be:~~

~~Thomas M. Boyd, Jr. 766 Water Lane Tappahannock, VA 22560 Robert L. Covington~~	~~72 Rowes Landing Road P. O Box 153 Heathsville, VA 22473~~

~~Commencing with the first shareholders’ meeting at which directors are elected, the directors shall be~~ elected at each annual meeting of the stockholders of the Corporation.

Paragraph B. Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

Paragraph C. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

Paragraph ~~C. Newly~~D. Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only in accordance with the Bylaws by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the full term of the new directorship or the remainder of the full term of the directorship in which the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE V

SPECIAL VOTING PROVISIONS

Paragraph A. An amendment to the Articles of Incorporation of the Corporation shall be approved if:

1.	A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

2.	Unless such action shall have been approved by at least two-thirds of the directors, holders of more than two-thirds of the issued and outstanding shares of the Corporation’s Common Stock vote in favor of such action.

Paragraph B. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property, otherwise than in the usual and regular course of business, shall be approved if:

1.	A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

2.	Unless such action shall have been approved by at least two-thirds of the directors, at least two-thirds of the issued and outstanding shares of the Corporation’s Common Stock vote in favor of such action.

This Paragraph B shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

~~ARTICLE VII~~

~~REGISTERED OFFICE AND AGENT~~

~~The address of the initial registered office shall be located in the City of Richmond, Virginia and the post office address of the initial registered office of the corporation is Two James Center, 1021 East Cary Street, 16th Floor, P. O. Box 1320, Richmond, VA 23210-1320. The name of the initial registered agent is Wayne A. Whitham, Jr., who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.~~

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY EASTERN VIRGINIA BANKSHARES, INC.

				For	Against	Abstain

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoint(s) F. Warren Haynie, Jr. and William L.Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. that the undersigned would be entitled to vote as of November 7, 2008, at the special meeting of shareholders to be held on [December 16, 2008, at The King William Ruritan Park; 15188 King William Road; King William, VA 23086, Virginia, at 10:00 A.M.] or any adjournment thereof.

		1.	To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock;	☐	☐	☐
				For	Against	Abstain
		2.	To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;	☐	☐	☐
3.

To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this Proxy, management has no knowledge of any matters to be presented for consideration at the Special Meeting other than those referred to above. If any other matter properly comes before the Special Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.
			If you plan to attend the Special Meeting of Shareholders in person, please indicate the number of individuals planning to attend.		→	☐
Please be sure to date and sign this proxy card in the box below.	Date_______

Sign above

¿Detach above card, sign, date and mail in postage paid envelope provided.¿

EASTERN VIRGINIA BANKSHARES, INC.

c/o Registrar and Transfer

10 Commerce Drive

Cranford, NJ 07016

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

___________________________________________________

___________________________________________________

___________________________________________________

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